Exhibit 10.1

GENERAL MILLS, INC.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

1.	PURPOSE

The purpose of the Plan is to allow individuals who serve on the Board of Directors of the Company to defer the receipt of certain elements of their Board compensation. Before this Plan’s effective date, Board members’ compensation was authorized from the same plan that allowed for its deferral. Board compensation will henceforth be authorized and issued from a separate plan maintained by the Company.

2.	DEFINITIONS

Wherever used in this Plan, the following terms have the meanings set forth below:

“Board” means the Board of Directors of the Company.

“Change of Control” has the meaning set forth in Section 8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee.

“Common Stock” means Company common stock.

“Company” means General Mills, Inc. and its subsidiaries.

“Deferred Compensation Account” has the meaning set forth in Section 4(b).

“Election Form” means a written form provided by the Company pursuant to which a Participant may irrevocably elect the form and timing of distributions with respect to his or her Board compensation.

“Fair Market Value” means the closing price on the New York Stock Exchange of the Common Stock on the applicable date.

“Key Employee” means a Participant treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company or its affiliates if the Company’s or its affiliate’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

“Participant” has the meaning set forth in Section 3.

“Plan” means the General Mills, Inc. Deferred Compensation Plan for Non-Employee Directors as set forth herein and as amended from time to time. The Plan is unfunded and governs the deferral of Stock Units, cash retainers, and other compensatory items (as appropriate). This Plan does not grant any awards, equity or otherwise, or authorize the issuance of shares of Company Stock, which would derive from a separate Company plan.

“Plan Year” has the meaning set forth in Section 4(a).

“Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code section 409A.

”Stock Unit Account” means the notional account established each time a Participant elects to defer an award of Stock Units that vests and is deferred.

“Stock Units” means the right to receive shares of Common Stock under such terms as may be given in an applicable award agreement. Stock Units have no shareholder rights. Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such time as share certificates for Common Stock are issued.

3.	PARTICIPATION

Each member of the Board who is not an employee of the Company at the date compensation is earned or accrued shall be eligible to participate in the Plan (a “Participant”).

4.	RETAINERS

(a) Deferral Elections. Board members may be paid retainers as part of their compensation from the Company under such terms as may be applicable. Each Participant may elect an alternative form (lump sum vs. installments) in which a retainer may be delivered and the timing for such delivery, pursuant to the terms of Section 6. Participants shall make such election by filing an irrevocable Election Form with the Company before the calendar year in which a Plan Year begins. The election shall apply to amounts earned in a quarterly period that begins during the Plan Year. Notwithstanding the foregoing, in the first year in which a non-employee director becomes eligible to participate in the Plan, an election may be made with respect to services to be performed subsequent to the time the election becomes irrevocable, to the extent permitted under Code section 409A. Such an election must be made on an Election Form within 30 days after the date the non-employee director becomes eligible to participate in the Plan.

(b) Deferred Cash Alternative. For each Participant who affirmatively elects to defer receipt of his or her retainers in the form of deferred cash, the Company shall establish a separate notional account (a “Deferred Compensation Account”) and credit such deferred cash compensation into that account as of the date the amounts would otherwise be paid. A separate Deferred Compensation Account shall be established for each Plan Year a Participant makes such a deferral election. Earnings, gains and losses shall be credited to each such Deferred Compensation Account based on the rate earned by the fund or funds selected by the Participant from among funds or portfolios established by the Company, in its discretion. Distributions from a Deferred Compensation Account shall be made in accordance with Section 6.

The Company has established a Supplemental Benefits Trust with Wells Fargo Bank Minnesota, N.A. as trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company’s obligations as to Deferred Compensation Accounts under the Plan and certain other deferred compensation plans of the Company. In the event of a Change of Control, the Company shall be obligated to immediately contribute such amounts to the trust as may be necessary to fully fund all Deferred Compensation Accounts payable under the Plan. Any Participant in the Plan shall have the right to demand and secure specific performance of this provision. All assets held in the trust remain subject only to the claims of the Company’s general creditors whose claims against the Company are not satisfied because of the Company’s bankruptcy or insolvency (as those terms are defined in the trust agreement). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the trust before the assets are paid to the Participant and all rights created under the trust, as under the Plan, are unsecured contractual claims of the Participant against the Company.

(c) Common Stock Alternative. Participants who receive their retainers, if any, in the form of Company Stock may not defer receipt, which shall be issued within 30 days following the last day of each quarterly period during the Plan Year.

5.	STOCK UNITS

(a) Election Concerning Receipt of Common Stock. Board members may earn Stock Units as part of their compensation from the Company under such terms as may be applicable. A separate Stock Unit Account shall be established for each vesting tranche of Stock Units for which a Participant makes such an irrevocable deferral election. Each Participant receiving such an award may elect an alternative time and form (lump sum vs. installments) of distribution pursuant to Section 6.

(b) Dividend Equivalents. Participants shall elect, consistent with paragraph 5(c) and Section 6 either to receive dividend equivalent cash amounts on deferred Stock Units at the time that dividends are actually paid to shareholders on Company Stock or to have the amounts “reinvested.” Such elections shall be made at the same time and in the same form as elections made with respect to the deferral of restricted Stock Units, and are irrevocable once received by the Company. If the dividend equivalent cash amounts are reinvested, on each dividend payment date for Company Stock on or after the date on which a Stock Unit is deferred under this Plan, the Company will credit each relevant Account with an amount equal to the dividends and payments that would be paid by the Company on the same number of shares of Common Stock. Dividend equivalent amounts may not be reinvested prior to the time when the underlying Stock Unit is vested and deferred under this Plan. Dividend equivalent amounts credited to each Account shall be used to hypothetically “purchase” additional Stock Units for the Account at a price equal to the closing price of Company Stock on the New York Stock Exchange on the dividend date. Deferred dividend equivalents that are reinvested shall be distributed at the same time and in the same form as the Stock Units that generate such dividend equivalents. If the Participant fails to make an election, the dividend equivalent amounts shall be reinvested.

(c) Timing of Elections. In order to make a deferral election with respect to Stock Units awarded for a Plan Year, a Participant shall file an irrevocable Election Form with the Company before the calendar year in which the Plan Year begins. Notwithstanding the foregoing, in the first year in which a non-employee director becomes eligible to participate in the Plan, a deferral election may be made with respect to services to be performed subsequent to the time the election becomes irrevocable, to the extent permitted under Code section 409A. Such an election must be made on an Election Form within 30 days after the date the non-employee director becomes eligible to participate in the Plan. The rules and requirements under this paragraph shall apply to both the Stock Unit elections as well as elections concerning credited dividend equivalents or other credits, as applicable.

6.	DISTRIBUTION PROVISIONS FOR DEFERRED CASH AND STOCK UNITS

The following distribution provisions shall apply to Deferred Compensation Accounts and Stock Unit Accounts:

(a) Timing. Distributions from Deferred Compensation Accounts and Stock Unit Accounts shall normally commence at Separation from Service, however, a Participant may affirmatively elect a specified date for commencement, provided said date is not later than age 75. Elections as to payment commencement shall be made in accordance with Sections 4 and 5, as appropriate.

Notwithstanding the above or any other provision of this Plan, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made upon a Separation from Service during this period of delay shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service (or, if earlier, the first day of the month after the Participant’s death).

(b) Form of Distribution. Distributions shall normally be made in a lump sum. However, a Participant may affirmatively elect to receive substantially equal annual installments over a period of up to 10 years. Such elections shall be made in accordance with Sections 4 and 5, as appropriate.

(c) Manner of Distribution. Amounts credited to Deferred Compensation Accounts shall be paid in cash. Amounts credited to Stock Unit Accounts shall be paid in Common Stock based on the number of Stock Units credited to the Stock Unit Account and paid in cash with respect to any dividend equivalent amounts credited to an Account. All Common Stock payable under this Plan shall be issued by the appropriate shareholder approved stock compensation plan from which it was originally awarded.

(d) Distribution Upon Death. Notwithstanding any elections by a Participant or provisions of the Plan to the contrary, if a Participant dies before full distribution of a Deferred Compensation Account or Stock Unit Account, such accounts shall be distributed to the person(s) designated under the terms of Section 9.

(e) Permitted Payment Delay To Avoid Violations of Law. Notwithstanding any provision of this Plan to the contrary, any distribution to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided, that any payment delayed pursuant to this paragraph shall ultimately be paid in accordance with Code section 409A.

(f) Payment Acceleration. If amounts deferred under the Plan must be included in a Participant’s income under Code section 409A prior to the scheduled distribution of such amounts, distribution of such amount shall be made immediately to the Participant.

7.	CHANGE OF CONTROL

Upon the occurrence of a Change of Control, all deferred retainers and Stock Units (as well as credited dividend equivalents) shall be paid pursuant to the terms of the Plan and Participant elections that are otherwise applicable. If the Change of Control is also a “change in control” as defined under Code section 409A(a)(2)(A)(v) and official guidance thereunder, all Stock Unit Accounts (but not Deferred Compensation Accounts) shall be distributed in a single payment within 30 days following such Change of Control.

8.	ADMINISTRATION

The Plan shall be administered by the Committee, which is the plan administrator. The Committee shall have full discretionary power and authority to administer and manage the operations of the Plan, and to interpret the terms of the Plan, formulate additional rules and policies for carrying out terms and provisions of the Plan, and amend, modify or terminate the Plan as from time to time it deems proper and in the best interests of the Company; provided, however, that after a Change of Control no amendment, modification of or action to terminate the Plan may be made which would affect compensation earned or accrued prior to such amendment, modification or termination without the written consent of a majority of Participants with Deferred Compensation Accounts determined as of the day before a Change of Control. Any decision or interpretation adopted by the Committee shall be final and conclusive. A “Change of Control” means:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (3) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, (each a “Business Combination”); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

9.	DESIGNATION OF BENEFICIARY

Each Participant who has a Deferred Compensation Account or a Stock Unit Account may designate a beneficiary or beneficiaries to receive any payment which under the terms of the Plan may become payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Company and shall not be effective until received by the Company. Such form may establish other rules as the Company deems appropriate. Distributions to beneficiaries shall be made 60 days following the Participant’s death in a lump sum. If no beneficiary has been properly designated by a deceased Participant, or if all the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate and payment shall be made 60 days after the Participant’s death. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares, unless the Participant has expressly designated otherwise, in which case such payments shall be made in the portions designated by the Participant.

10.	GOVERNING LAW

The validity, construction and effect of the Plan and any such actions taken under or relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

11.	NOTICES

Unless otherwise notified, all notices under this Plan shall be sent in writing to the Company, attention Corporate Compensation, P.O. Box 1113, Minneapolis, Minnesota 55440.

12.	PLAN TERMINATION

Upon termination of the Plan, distribution of Deferred Compensation Accounts and Stock Unit Accounts shall be made as described in Section 6 of the Plan, unless the Committee determines in its sole discretion that all such amounts shall be distributed upon termination, in accordance with the requirements under Code section 409A and subject to the requirements of Section 8 of the Plan. Upon termination of the Plan, no further deferrals of retainers, restricted Stock Units or dividend equivalent amounts shall be permitted; however, earnings, gains and losses shall continue to be credited to the Deferred Compensation Account balances until the Deferred Compensation Account balances are fully distributed.

13.	COMPLIANCE WITH CODE SECTION 409A

It is intended that this Plan shall comply with the provisions of Code section 409A and the Treasury regulations relating thereto so as not to subject the Participants to the payment of additional taxes and interest under Code section 409A. In furtherance of this intent, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

14.	CERTAIN CORPORATE TRANSACTIONS

If a corporate transaction has occurred affecting the Common Stock such that an adjustment to Stock Unit Accounts and/or Deferred Compensation Accounts is required to preserve (or prevent enlargement of) the value of such Accounts, then in such manner as the Committee deems equitable, an appropriate adjustment shall be made to the number of Stock Units or other amounts credited to an Account. For this purpose a corporate transaction includes, but is not limited to, any dividend (other than a cash dividend that is not an extraordinary cash dividend) or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transactions.